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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g)
       of the Securities and Exchange Act of 1934 or Suspension of Duty
              to File reports Under Sections 13 and 15(d) of the
                       Securities Exchange Act of 1934.


                          COMMISSION FILE NO. 333-47311

 AMERICAN RESIDENTIAL EAGLE, INC. (AS SPONSOR OF THE AMERICAN RESIDENTIAL EAGLE
              MORTGAGE-BACKED CALLABLE CERTIFICATES, SERIES 1998-1)


                        AMERICAN RESIDENTIAL EAGLE, INC.
                    (Exact name as specified in its charter)


                        445 Marine View Avenue, Suite 230
                                Del Mar, CA 92014
                                 (619) 350-5001
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive office)


                                      NONE
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [ ]     Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)      [ ]     Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)       [ ]     Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)      [ ]     Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)       [X]



         Approximate number of holders of record as of the certification or notice date:

                                    Ten (10)




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         Pursuant to the requirements of the Securities Exchange Act of 1934,
American Residential Eagle, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Dated: June 15, 1999                    AMERICAN RESIDENTIAL EAGLE INC.



                                        By:      /s/ Mark A. Conger
                                            ------------------------------------
                                        Name:   Mark A. Conger
                                        Title:  Chief Financial Officer